UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  February 8, 2016

RICEBRAN TECHNOLOGIES
(Exact Name of Registrant as Specified in Charter)

California	0-32565	87-0673375
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

6720 N. Scottsdale Road, Suite 390
Scottsdale, AZ	85253
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code:  (602) 522-3000

(Former name or Former Address, if Changed Since Last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations
Item 1.01	Entering into a Material Definitive Agreement

On February 8, 2016, RiceBran Technologies (the “Company”) entered into an Exclusive Supply and Cooperation Agreement (the “Supply Agreement”) with Arvind Narula, an individual, (“Narula”) and Youji Company Limited, a Hong Kong limited company (“Youji Ltd.” and together with Narula, “Youji”). Youji is part of the Bangkok, Thailand based Narula Group of Companies (“Narula Group”), one of the world's largest growers of organic jasmine rice, which is controlled by Narula.

Pursuant to the Supply Agreement, Youji granted the Company exclusive worldwide supply and distribution rights for organic jasmine rice bran and other organic rice bran from other rice varieties produced by the Narula Group with the exclusion of certain South East Asian markets, including Thailand, and Germany and the United Kingdom, which will continue to be serviced by Narula Group. The Company will purchase the rice bran from Youji at an agreed upon cost and will pay an additional amount, based on achieved margin from the Company’s sale of organic products derived from that organic rice bran, in the Company’s common stock. The additional payment to Narula Group will be satisfied by the issuance of 950,000 shares of the Company's common stock at a fixed price of $2.80 per share (“Margin-for-Shares Mechanism”), which is a 54% premium to the closing price on the date immediately prior to signing. In furtherance thereof, the Company issued the 950,000 shares of common stock, partially paid and to be held in escrow until fully paid through the Margin-for-Shares Mechanism, at which time, shares will be released as fully paid. While in escrow, the shares will also be subject to a voting agreement to be signed by Youji, pursuant to which the escrowed shares will be voted, or not voted, to match the vote of the Company’s other outstanding common stock on a pro rata percentage basis, in order to ensure no shareholder votes are impacted. The Margin-for-Shares Mechanism will continue until all 950,000 shares have been applied to the purchase. Thereafter, the Company will pay Youji a cash purchase price equal to the lesser of (i) the lowest price offered by the Narula Group to any third party commercial customer for the applicable product, and (ii) solely with respect to red rice bran and jasmine rice bran, thirty percent (30%) of the actual net revenues received by the Company from the resale of the red rice bran and jasmine rice bran to unaffiliated third parties after adjustments or offsets, or such greater percentage, not to exceed forty percent (40%), as the parties may agree upon from time to time in good faith based on the actual net revenues received by the Company from such sales. The Company will also lease to Youji two extruders for use at a Narula Group rice mill solely for the use to stabilize the rice bran for sale to the Company. The Supply Agreement is for an initial 5-year term, with automatic successive 5-year renewals unless the Company provides 12 months written notice of intent not to renew. The Supply Agreement may be terminated by the Company on 12 months written notice to Youji.

Further, on February 8, 2016, the Company and Youji Ltd. formed a Delaware limited liability company which will be owned fifty-five percent by the Company and forty five percent by Youji Ltd. (the “JV”) and entered into that certain limited liability company agreement (the “LLC Agreement”). The JV will market the Narula Group’s non-rice bran products in North America, including organic chia, organic kale, organic coconut water and organic coconut products.

The foregoing summary of the Supply Agreement, voting agreement, and the LLC Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of each of the aforementioned documents attached as Exhibits hereto, and which are hereby incorporated herein by reference.

Item 3.02	Recent Sales of Unregistered Securities

See Item 1.01 above, which disclosures are incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

Exhibit No.	Description

10.1	Exclusive Supply and Cooperation Agreement dated February 8, 2016

10.2	Limited Liability Company Agreement of RBT – Youji, LLC dated February 8, 2016

10.3	Voting Agreement dated February 8, 2016

99.1	Press Release dated February 8, 2016

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RICEBRAN TECHNOLOGIES

Date: February 8, 2016	By:	/s/ J. Dale Belt

Jerry Dale Belt
Chief Financial Officer
(Duly Authorized Officer)